EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 11, 2021, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of MaxLinear, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of MaxLinear, Inc. on Form S-3 (File No. 333-248697), Form S-4 (File No. 333-202679) and on Forms S-8 (File No. 333-217021, File No. 333-218022, File No. 333-223847, File No. 333-230606, and File No. 333-237274).

/s/ Grant Thornton LLP

Newport Beach, California
February 11, 2021